Exhibit 4.1

THIS PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES.  THIS PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITES ACT AND OTHER APPLICABLE LAWS AND ONLY PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

$ .00	Dallas, Texas	, 2003

FOR VALUE RECEIVED, the undersigned, Ocean Resources, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of                      (“Lender”), the sum of                       Dollars ($                     00), with interest from the date of advancement on the unpaid balance hereof from time to time remaining unpaid at a rate of 5% per annum, compounded annually until maturity, in (i) lawful money of the United States of America or (ii) equity securities of the Borrower as provided herein, both principal and interest being payable at the address designated in numbered paragraph 12 below or at such other place as Lender may, from time to time, designate in writing.

The principal of this Note shall mature and be due and payable on December 31, 2005.  All accrued and unpaid interest shall be payable at the maturity of the principal of this Note.

All past due principal and accrued interest on this Note shall bear interest from maturity until paid at the lesser of (i) the rate of 10% per annum or (ii) the highest rate for which Borrower may legally contract under applicable law.  All payments on past due principal and accrued interest hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

This Note evidences indebtedness incurred by Borrower for interim financing provided to Borrower.

1.                                       Conversion Option.  All or any portion of the unpaid principal of this Note, plus accrued interest hereon, shall be convertible, at the option of Lender or Borrower, into shares of Series A Redeemable Preferred Stock, $0.001 par value, issued by Borrower (the “Preferred Stock”), at a price of $1.00 per share (minimum 25,000 shares).  At the time of any such conversion of the aggregate of the principal amount and accrued interest, or a portion thereof, the rights of the Lender with respect to such portion of the aggregate of the principal amount and accrued interest so converted shall cease and the Lender shall be deemed to have become the record holder of the Series A Redeemable Preferred Stock issuable upon such conversion.  The

Borrower covenants with the Lender that it will at all times reserve and keep available out of its authorized Series A Redeemable Preferred Stock and solely for the purpose of conversion as provided herein, and conditionally allot to the Lender, such number of shares of Series A Redeemable Preferred Stock as shall then be issuable upon the conversion of this Note.  The Borrower covenants with the Lender that all shares of Series A Redeemable Preferred Stock which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

2.                                       Prepayments.  This Note may be prepaid by Borrower in whole or in part without the consent of the holder and without prepayment penalty of any kind; provided, that upon and as a condition to any such prepayment, Borrower shall execute and deliver to the holder an agreement, in form and substance satisfactory to the holder, entitling the holder to purchase Preferred Stock in an amount up to the principal amount of this Note prepaid upon the terms and conditions described in numbered paragraph 1 above.

3.                                       Default; Remedies.  The entire unpaid balance of this Note shall be immediately due and payable at the option of the holder hereof upon the occurrence of an Event of Default.  For the purposes of this Agreement, an Event of Default shall have occurred if (i) the Company shall have failed to perform any covenant or other obligation hereunder, (ii) the Company shall commence a voluntary case or other proceeding seeking liquidation or reorganization with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors; or (iii) an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar now or hereafter in effect or seeking the appointment of a trustee, liquidator, receiver, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days.

4.                                       No Waiver; Cumulative Rights.  No delay on the part of the holder of this Note in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

5.                                       Waiver.  Borrower waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agrees to all extensions and partial payments, before or after maturity, without prejudice to the holder hereof.

6.                                       Collection Costs.  In the event that, upon an Event of Default, any amount under this Note is collected in whole or in part through suit, arbitration or mediation, then and in any such case there shall be added to the unpaid principal balance hereof all costs of collection, (including, but not limited to, reasonable attorneys’ fees and expenses) whether or not suit is filed.

7.                                       Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Texas.

8.                                       Headings.  The headings of the sections of this Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

9.                                       Usury.  All agreements between Borrower and the holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or otherwise in an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower.  In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the holder hereof, under any specific contingency, exceeds the highest lawful rate, Borrower and the holder hereof shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Borrower and the holder hereof.

10.                                 Successors and Assigns.  All of the stipulations, promises and agreements in this Note made by or on behalf of Borrower shall bind the successors and assigns of Borrower, whether so expressed or not, and inure to the benefit of the successors and assigns of Borrower and Lender.  Any assignee of Borrower or Lender shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof.

11.                                 Severability.  In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.                                 Notices.  All notices and other communications hereunder shall be in writing or by telex, telegram or telecopy, and shall be deemed to have been duly made when delivered in person or sent by telex, telegram, telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States first class or registered or certified mail return receipt requested, postage prepaid, to a party at the address set forth below (which may be changed in accordance with these notice procedures):

If to Lender:

Name:

Address:

Fax number:

If to Borrower:

Ocean Resources, Inc.

2705 Canton Street

Dallas, Texas, U.S.A. 75226

Fax (469) 227.7955

Attention:  Dennis McLaughlin

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note on and as of the date first set forth above.

OCEAN RESOURCES, INC.

By:

Name:

Title: